Exhibit 99.1

Windtree Therapeutics Announces Reverse Stock Split

WARRINGTON, PA – December 21, 2017 – Windtree Therapeutics, Inc. (OTCQB: WINT), a biotechnology company focused on developing aerosolized KL4 surfactant therapies for respiratory diseases, today announced a 1-for-20 reverse stock split of its issued and outstanding common stock. The Company's common stock will begin trading on a split-adjusted basis at the opening of the OTCQB® Market on Friday, December 22, 2017 under the symbol “WINTD”.  After 20 trading days, the symbol will revert to WINT.  Effective with the reverse split, a new CUSIP number of 97382D 204 has been assigned to the Company's common stock.  The number of shares of common stock authorized under the Company’s Certificate of Incorporation is unchanged at 120 million shares.

The reverse stock split was approved by written consent of the holder of a majority of the Company’s issued and outstanding shares of common stock without a meeting of stockholders on November 13, 2017 (“Written Consent”).  The Written Consent, which was ratified and approved by the Company’s Board of Directors (the “Board”) on November 22, 2017, authorized the Board to implement a reverse stock split at any time prior to March 31, 2018, at an exchange ratio of not less than 1-for-10 and not greater than 1-for-20, as determined by the Board at the time of implementation.  On December 11, 2017, the Board caused to be filed an amendment to the Company's Certificate of Incorporation to implement a reverse stock split at a ratio of 1-for-20 to be effective at 12:01 a.m. on December 22, 2017 and to maintain the number of authorized shares of common stock at 120 million.
About Windtree Therapeutics
Windtree Therapeutics, Inc. is a clinical-stage biotechnology company focused on developing novel surfactant therapies for respiratory diseases and other potential applications. Windtree's proprietary technology platform includes a synthetic, peptide-containing surfactant (KL4 surfactant) that is structurally similar to endogenous pulmonary surfactant and novel drug-delivery technologies being developed to enable noninvasive administration of aerosolized KL4 surfactant. Windtree is focused initially on improving the management of respiratory distress syndrome (RDS) in premature infants and believes that its proprietary technology may make it possible, over time, to develop a pipeline of KL4 surfactant product candidates to address a variety of respiratory diseases for which there are few or no approved therapies.

For more information, please visit the Company's website at www.windtreetx.com.
Forward-Looking Statements
To the extent that statements in this press release are not strictly historical, all such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.  Examples of such risks and uncertainties include: risks that Windtree will be unable to secure significant additional capital as and when needed, if at all, whether through debt or equity financings or other strategic transaction; risks related to having the Company’s common stock trade on the  OTCQB® market; and other risks and uncertainties described in Windtree's filings with the Securities and Exchange Commission including the most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

Contact Information:
John Tattory
Senior Vice President and Chief Financial Officer
215.488.9418 or jtattory@windtreetx.com